Nuclear Solutions, Inc. Board Responds To Inter-Americas, Inc. Unsolicited $110 Million Bid To Purchase All Outstanding Stock

Company Indicates Buyout at $1.50 Per Share Would Be Acceptable To Management.

WASHINGTON, DC -- (MARKET WIRE) - January 18, 2008 - Today, the Board of Directors of Nuclear Solutions (OTCBB: NSOL), responded to Inter-Americas, Inc (IA) offer to buy the company for an aggregate cash price of $110 million. The Board of Directors indicated that a cash tender offer price of $1.50 per share on a fully diluted basis, plus all fees and transaction costs would be supported by the Company.

On January 17, 2008 the Board Of Directors Sent the Following Letter to Inter-Americas, Inc.

January 17, 2008

Larry Romano
President

Inter-Americas, Inc.
1700 Eastwood Drive
Woodstock, IL 60096

Dear Mr. Romano:

Our Board of Directors acknowledges Inter-Americas’ (IA) interest in purchasing the outstanding common stock of Nuclear Solutions (NSOL) for an aggregate cash payment of $110 Million on a fully diluted basis as expressed in your letter of December 21, 2007.

The Board and management of NSOL are not opposed to an acquisition of the company and have considered your offer in consultation with our advisors. We are willing to expeditiously and seriously continue discussions about the terms and conditions set forth in your letter.

As you are aware, our shareholders must ultimately approve the sale of their shares and any future merger proposal. At this time, management believes that a cash tender offer price of $1.50 per share net on a fully diluted basis, plus all fees and transaction costs would be received favorably by our shareholders and recommended by the Board of Directors.

The Board and I look forward to our continuing negotiations on this topic.

Respectfully Submitted,

Patrick Herda
Chairman and CEO

About Nuclear Solutions, Inc.

Nuclear Solutions, Inc. (OTC BB: NSOL.OB) and its subsidiaries report operations and financial results on a consolidated basis within Nuclear Solutions, Inc.'s public filings. Visit www.nuclearsolutions.com for additional information. For further information on Nuclear Solutions, Inc. please contact an authorized representative of the company. The only authorized representatives of the company are: Patrick Herda, Ken Faith, Jack Young and Fred Frisco and the only authorized investor relations telephone number is (202) 580-8330. The company is not responsible for information transmitted by an unauthorized third party or through calls made to or from an unauthorized telephone number. Please feel free to contact the CEO, Patrick Herda directly with any questions at (202) 470-2664

Additional Information and Forward-Looking Statements:

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Nuclear Solutions, Inc. Subject to future developments, additional documents regarding a transaction between Inter-Americas, Inc. and Nuclear Solutions, Inc. may be filed with the Securities and Exchange Commission (the "Commission") and, if and when available, would be accessible for free at the Commission's website at www.sec.gov. Investors and security holders are urged to read such disclosure documents, if and when they become available, because they will contain important information.
Any statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, including Inter-Americas’ preliminary proposal to acquire all of the outstanding shares of the company and our response thereto, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," is designed to, " "plan," "believe," "intend," "estimates," "targets," "projects," "could," "should," "may," "will," "would," "continue," "forecast," and other similar expressions. Some of these statements include discussions regarding our future business strategy, potential merger and acquisition activity, and our ability to generate revenue, income and cash flow. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements and projections.

With regards to forward-looking statements concerning the expression of interest from Inter Americas, Inc.(IA) to purchase all of the common stock of the company through a Tender Offer or any other such instrument, no assurance can be given by the company as to when or if Inter Americas, Inc. will file a Tender Offer Statement Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934. Furthermore, the company cannot guarantee that the terms of such a contemplated transaction will be acceptable to the shareholders of the company and/or that even if a transaction is approved and agreed to, that funding to complete the transaction is guaranteed under all circumstances. The opinions and discussions herein are subject to the best available data and information available at the time of publication. New data and information could be obtained at any time which may render previous opinions and discussions obsolete or irrelevant or outdated. No forward-looking statement or projection in the future will be updated to reflect the occurrence of unexpected events or a change in conditions or circumstances, except as required by law. The data and information used in forming this communication was obtained on a best-efforts basis. While management believes that IA has or can acquire the resources required to fund the contemplated transaction, no guarantee can be made by management concerning the efforts of third parties

In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to Nuclear Solutions, Inc.'s periodic filings with the U.S. Securities and Exchange Commission, also available through the Web site at www.nuclearsolutions.com.

CONTACT:

Patrick Herda, CEO
Nuclear Solutions, Inc.
Direct: (202) 470-2664